Exhibit 99-1

FG Financial Group, Inc. Reports Third Quarter Financial Results

11/09/2022

FG Financial Group Continues to Grow Its Reinsurance Business

Company Expands Growth Strategy Through Formation of Merchant Banking Division

ST. PETERSBURG, FL – FG Financial Group, Inc. (Nasdaq: FGF) (the “Company”), today announced results for the third quarter and nine months ended September 30, 2022. FG Financial is a reinsurance and asset management holding company focused on collateralized and loss capped reinsurance and merchant banking that allocates capital in partnership with Fundamental Global®, a private partnership led by Kyle Cerminara and Joe Moglia, as well as other strategic investors.

FG Financial Group CEO Larry Swets, Jr. commented, “During the quarter we continued to execute our strategy to grow long-term intrinsic value through a strategic focus on reinsurance and asset management. The reinsurance market continues to be strong, and we have written seven contracts to date. Our SPAC business has now completed two de-SPACs with OppFi and Hagerty, and currently has two funded SPACs evaluating acquisition opportunities. Finally, during the quarter we launched our merchant banking platform. Expanding our strategy to include merchant banking builds upon our initial success with our reinsurance and SPAC businesses and leverages our team’s proven experience.”

FG Financial Group Chairman Kyle Cerminara added, “We continue to see asymmetric risk/reward opportunities across our markets. The evolution of our platform during the quarter to include merchant banking is a natural progression for our business and significantly expands our addressable market across a broader universe of opportunities. We are assessing multiple opportunities and will remain focused on patiently allocating capital to drive long-term shareholder value.”

Select 2022 Third Quarter and Nine Months Financial Results and Highlights

FG Financial Group’s 2022 third quarter and nine-month financial results included:

●	Net reinsurance premiums earned increased to $4.4 million for the three months ended September 30, 2022 from $1.1 million in the third quarter of prior year. Net reinsurance premiums for the nine months ended September 30, 2022 increased to $9.8 million from $2.2 million for the nine months ended September 30, 2021. The net results in the third quarter from Company’s reinsurance operations benefited from continued increase in net earned premiums, without incurring any major losses from large catastrophe events.

●	Net investment income for the three months ended September 30, 2022 was $11.2 million compared to a net investment loss of $1.3 million in the third quarter of prior year. Net investment income for the nine months ended September 30, 2022 was $5.1 million compared to net investment income of $2.8 million in the nine months ended September 30, 2021.

●	The Company paid the 8% Series A Preferred Share dividend of $0.45 million, which represents the Company’s 18th consecutive quarter of paying the full dividend due on the 8% Series A Preferred Shares since their issuance in February 2018.

●	General and administrative expense was $2.0 million and $6.0 million for the three and nine-months ended September 30, 2022, respectively, as compared to $3.0 million and $6.7 million for the same periods in the prior year, respectively. The decrease was primarily due to lower legal professional fees.

Net income attributable to common shareholders for the third quarter of 2022 increased to $9.8 million, or $1.05 per fully diluted share, compared to a loss of $5.4 million, or $(1.08) per fully diluted share for the third quarter of 2021. Net loss attributable to common shareholders for the nine-month period ended September 30, 2022, was $0.4 million, or $(0.05) per fully diluted share, as compared to a loss of $6.4 million, or $(1.28) per fully diluted share, for the nine-month period ended September 30, 2021.

Balance Sheet Highlights

As of September 30, 2022, FG Financial Group’s key balance sheet items included:

●	Cash and cash equivalents of $9.6 million.

●	Investment holdings totaling $22.0 million, including directly or indirectly held investments in Oppfi, Hagerty, holdings under the Company’s SPAC Platform for FG Merger Corp. and FG Acquisition Corp., and other investments.

●	Total shareholders’ equity of $37.7 million.

FG Financial Group, Inc.

FG Financial Group, Inc. is a reinsurance and asset management holding company focused on collateralized and loss capped reinsurance and merchant banking that allocates capital in partnership with Fundamental Global ® , a private partnership led by Kyle Cerminara and Joe Moglia, as well as other strategic investors. The Company’s principal business operations are conducted through its subsidiaries and affiliates.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “budget,” “can,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “evaluate,” “forecast,” “goal,” “guidance,” “indicate,” “intend,” “likely,” “may,” “might,” “outlook,” “plan,” “possibly,” “potential,” “predict,” “probable,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” “view,” “will,” “would,” “will be,” “will continue,” “will likely result” or the negative thereof or other variations thereon or comparable terminology. In particular, discussions and statements regarding the Company’s future business plans and initiatives are forward-looking in nature. We have based these forward-looking statements on our current expectations, assumptions, estimates, and projections. While we believe these to be reasonable, such forward-looking statements are only predictions and involve a number of risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance, or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements, and may impact our ability to implement and execute on our future business plans and initiatives. Management cautions that the forward-looking statements in this release are not guarantees of future performance, and we cannot assume that such statements will be realized or the forward-looking events and circumstances will occur. Factors that might cause such a difference include, without limitation: risks associated with our inability to identify and realize business opportunities, and the undertaking of any new such opportunities; general conditions in the global economy, including the impact of health and safety concerns from the current COVID-19 pandemic; our lack of operating history or established reputation in the reinsurance industry; our inability to obtain or maintain the necessary approvals to operate reinsurance subsidiaries; risks associated with operating in the reinsurance industry, including inadequately priced insured risks, credit risk associated with brokers we may do business with, and inadequate retrocessional coverage; our inability to execute on our investment and investment management strategy, including our strategy to invest in the risk capital of special purpose acquisition companies (SPACs); potential loss of value of investments; risk of becoming an investment company; fluctuations in our short-term results as we implement our new business strategy; risks of being unable to attract and retain qualified management and personnel to implement and execute on our business and growth strategy; failure of our information technology systems, data breaches and cyber-attacks; our ability to establish and maintain an effective system of internal controls; our limited operating history as a public company; the requirements of being a public company and losing our status as a smaller reporting company or becoming an accelerated filer; any potential conflicts of interest between us and our controlling stockholders and different interests of controlling stockholders; potential conflicts of interest between us and our directors and executive officers; risks associated with our related party transactions and investments; and risks associated with our investments in SPACs, including the failure of any such SPAC to complete its initial business combination. Our expectations and future plans and initiatives may not be realized. If one of these risks or uncertainties materializes, or if our underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. You are cautioned not to place undue reliance on forward-looking statements. The forward-looking statements are made only as of the date hereof and do not necessarily reflect our outlook at any other point in time. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect new information, future events or developments.

INVESTOR RELATIONS:

IMS Investor Relations

John Nesbett/Jennifer Belodeau

(203) 972-9200

IR@fgfinancial.com

FG FINANCIAL GROUP, INC.

Consolidated Balance Sheets

($ in thousands, except per share data)

	September 30, 2022 (unaudited)	December 31, 2021
ASSETS
Equity securities, at fair value (cost basis of $1,983 and $14,495, respectively)	$16	$1,421
Other investments	22,008	14,040
Cash and cash equivalents	9,647	15,542
Deferred policy acquisition costs	1,920	786
Reinsurance balances receivable	7,710	3,853
Funds deposited for benefit of reinsured companies	6,679	4,442
Other assets	943	745
Total assets	$48,923	$40,829

LIABILITIES
Loss and loss adjustment expense reserves	$4,133	$2,133
Unearned premium reserves	6,565	3,610
Accounts payable	361	502
Other liabilities	172	575
Total liabilities	$11,231	$6,820

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Series A Preferred Shares, $25.00 par and liquidation value, 1,000,000 shares authorized; 894,580 shares issued and outstanding as of September 30, 2022 and December 31, 2021	$22,365	$22,365
Common stock, $0.001 par value; 100,000,000 shares authorized; 9,394,040 and 6,497,205 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	9	6
Additional paid-in capital	50,104	46,037
Accumulated deficit	(34,786)	(34,399)
Total shareholders’ equity	37,692	34,009
Total liabilities and shareholders’ equity	$48,923	$40,829

FG FINANCIAL GROUP, INC.

Consolidated Statements of Operations

($ in thousands, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Revenue:
Net premiums earned	$4,383	$1,099	$9,809	$2,221
Net investment income (loss)	11,174	(1,299)	5,114	2,792
Other income	214	67	266	146
Total revenue	15,771	(133)	15,189	5,159

Expenses:
Net losses and loss adjustment expenses	2,406	1,058	5,798	1,893
Amortization of deferred policy acquisition costs	1,109	202	2,427	633
General and administrative expenses	2,001	3,000	6,009	6,698
Total expenses	5,516	4,260	14,234	9,224

Income (loss) from continuing operations before income taxes	10,255	(4,393)	955	(4,065)
Income tax expense (benefit)	–	–	–	–
Net income (loss) from continuing operations	$10,255	$(4,393)	$955	$(4,065)
Discontinued operations:
Gain from sale of the Maison Business, net of taxes	–	–	–	145
Net income (loss)	10,255	(4,393)	955	(3,920)
Gain attributable to noncontrolling interests	–	569	–	1,235
Dividends declared on Series A Preferred Shares	447	448	1,342	1,245
Income (loss) attributable to FG Financial Group, Inc. common shareholders	$9,808	$(5,410)	$(387)	$(6,400)

Basic and diluted net income (loss) per common share:
Continuing operations	$1.05	$(1.08)	$(0.05)	$(1.31)
Discontinued operations	–	–	–	0.03
	$1.05	$(1.08)	$(0.05)	$(1.28)

Weighted average common shares outstanding:
Basic and diluted	9,333,709	5,032,615	7,564,017	5,012,139